Exhibit 10(iii)(A)(11)(e)

                                                     PRIVILEGED AND CONFIDENTIAL

Dear Mr. de Balmann:

            In connection with the proposed merger between Bankers Trust and Deutsche Bank (the "Merger") and subject to the consummation of the Merger, Bankers Trust is happy to provide you with the following retention bonus and pay guarantee package. For purposes of this Agreement, the term "Bankers Trust" shall include its successors.

1. Title; Position. You shall serve as Co-Head of the Global Investment Banking division of the Global Corporates and Institutions division of Deutsche Bank ("GCI"), reporting to the Co-Heads of GCI. You shall have responsibility, among other matters, for (i) client coverage (industry groups, country and regional coverage, financial sponsors); (ii) equity capital markets; (iii) private equity investment; (iv) mergers and acquisitions; (v) leveraged lending/high yield sales and trading (joint responsibility with applicable GCI executive); (vi) structured and project finance; (vii) research (jointly with applicable GCI executive); (viii) retail brokerage in the U.S.; and (ix) certain aspects of corporate lending (to be determined). You shall also serve as a Vice Chairman of the Bankers Trust U.S. bank holding company and as Co-Chairman and Co-Chief Executive Officer of the Bankers Trust Section 20 subsidiary (to the extent such corporate entities exist). You shall be located in Manhattan, New York.

2.    Retention Bonus. The amount of your retention bonus is $15 million.

            One half of your retention bonus, equal to $7.5 million, is in cash. Half of that amount will be paid to you on the second anniversary of the closing of the Merger and the other half will be paid to you on the third anniversary of the closing of the Merger, provided that you are employed on those dates. If after the closing of the Merger and prior to the third anniversary of the closing of the Merger your employment is terminated by Bankers Trust without Cause (as such term is defined under the Bankers Trust Change in Control Severance Plan in effect as of the date hereof (the "Severance Plan")), you die or are disabled or you terminate your employment for Good Reason (in each case, a "Qualifying Termination"), then you will be paid any unpaid portion of the cash retention bonus within five business days after such termination. For purposes of this Agreement, "Good Reason" shall mean:

            (i) the assignment to you of any duties materially and adversely inconsistent with your position (including, without limitation, status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by Bankers Trust or its affiliates which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by Bankers Trust or its affiliates promptly after receipt of notice thereof given by you;

            (ii) any material failure by Bankers Trust or its affiliates to comply with any of the compensation provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by Bankers Trust or its affiliates promptly after receipt of notice thereof given by you;

            (iii) Bankers Trust's requiring you to be based at any office or location except as set forth herein and except for required travel consistent with your position; or

            (iv) any failure by Bankers Trust to cause any successor to assume this Agreement, unless such failure does not occur in bad faith and is remedied by the Company promptly after receipt of notice thereof given by you.

            Notwithstanding the foregoing, no event, action or omission shall constitute Good
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Reason if (x) you shall have consented in writing thereto or (y) you shall not, within 60 days of knowledge thereof, have given Bankers Trust written notice of your termination on the grounds that such event, action or omission constitutes Good Reason.

            The other half of your retention bonus, initially equal to $7.5 million, may be based on the value of the Deutsche Bank common stock at the closing of the Merger and will be paid to you either in shares of Deutsche Bank common stock or in cash. The value of the bonus at the time it is paid or distributed to you will fluctuate with the value of the stock, provided that the value of the payments made to you, at the time they are paid, will not be less than 50% of the initial value of the Deutsche Bank stock on a U.S. dollar basis on the closing of the Merger. One half of this portion of the bonus will be paid or distributed to you on the second anniversary of the closing of the Merger and the remaining shares will be paid or distributed to you on the third anniversary of the closing of the Merger, provided that you are employed on those dates. If you have a Qualifying Termination after the closing of the Merger and prior to the third anniversary of the closing of the Merger, then you will be paid the value of the remaining bonus in cash within five business days after such termination, subject to the 50% floor.

3. Pay Guarantee. In addition, your annual base salary for each of 1999, 2000 and 2001 will not be less than $350,000 and your annual bonus will not be less than $7,150,000 ("Annual Bonus"). At least 70% of your Annual Bonus will be paid to you as current cash compensation. The remainder may be paid to you as a performance incentive in or based on the value of Deutsche Bank common stock. The initial value of that stock will be equal to the remaining amount of the Annual Bonus (the "Initial Value"). This portion of the Annual Bonus for each year will be paid and vested as follows: (i) 1999 - in three equal parts on each of the first, second and third anniversaries of the Merger, (ii) 2000 - in two equal parts on each of the second and third anniversaries of the Merger, and
(iii) 2001 - in full on the third anniversary of the Merger. The amount of the bonus will fluctuate, based on the value of the stock, provided that the value at the time that the bonus is paid to you will not be less than 75% of its Initial Value on a U.S. dollar basis. Any 1999 pro rata bonus paid to you for the period prior to the Merger will count towards this guarantee.

            If you have a Qualifying Termination after the closing of the Merger and prior to December 31, 2001, then you will be paid in cash within five business days of the termination any unpaid compensation for the remainder of the guarantee period at the guaranteed level (whether or not originally payable in cash or stock) as if you had continued your employment through the end of such period. Any deferred bonus for a year prior to the year of termination will also vest and be paid, based on the value of Deutsche Bank stock, as described and subject to the 75% floor set forth above, whether such Qualifying Termination occurs before or after December 31, 2001.

4. Benefits. You shall be provided with the service credit you currently enjoy for all purposes (other than benefit accrual) in all benefits plans in which you participate and shall be provided with employee benefits (retirement, welfare, etc.) no less favorable than those provided to your peer executives at Bankers Trust. You will also continue to be indemnified with respect to your state tax filing position on the same basis as immediately prior to the Merger.

5. Other Agreements. The foregoing benefits replace your benefits under the Bankers Trust Change of Control Severance Plan and any other severance benefit to which you may be entitled and this Agreement supersedes all prior agreements between you and Bankers Trust or its affiliates. However, if you have a Qualifying Termination while you would have been protected by the Severance Plan, then Bankers Trust guarantees that the total amount paid to you as retention bonuses and as the payout of your pay guarantee (as described in the second paragraph of Section 3 above) will at least equal the benefit to which you would have been entitled under the Severance Plan or any other severance benefit to which you are currently entitled. You will be paid the excise tax gross-up payment described in Section 4 of the Severance Plan, to the extent you become subject to that tax. Also, you agree that your outstanding options to acquire shares of Bankers Trust Common Stock will be treated as provided for in the Merger Agreement.

6. Deferral. You are also entitled to certain amounts upon shareholder approval of the Merger or


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consummation of the Merger, pursuant to the Bankers Trust stock option plans and other programs. In consideration of the foregoing, you agree that the payment to you of two-thirds of the cash value of those amounts will be deferred. One third of the deferred payment will be paid on each of the first, second and third anniversaries of the consummation of the Merger. During the deferral period, the amounts will accrue interest at a rate equal to 12-1/2 percent compounded semi-annually. You also agree that any amounts that would become payable or vested upon shareholder approval of the Merger shall not be payable or vest until consummation of the Merger.

7. Miscellaneous. Bankers Trust's obligation to make the payments provided for in this Agreement and otherwise to perform obligations hereunder shall not be affected by any set-off counterclaim, recoupment, defense or other claim, right or action which Bankers Trust or its affiliates may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation or the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment.

            If there is a dispute between you and Bankers Trust about these commitments, then Bankers Trust will pay your reasonable legal fees if you prevail in a substantial way in the dispute.

            I am very excited about the opportunities ahead.

                                        Sincerely,


                                        /s/ Mark Bieler
                                        ----------------------------------------
                                        Bankers Trust Corporation
                                        Name: Mark Bieler
                                        Title: Executive Vice President

Agreed and accepted:                    Agreed and acknowledged as
                                        a Guarantor of performance:


/s/ Yves C. de Balmann
--------------------------------        ----------------------------------------
Yves C. de Balmann                      Deutsche Bank AG
                                        Name:
                                        Title:


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